Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Ekso Bionics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(c)	10,500,000	$0.37	$3,885,000	0.00015310	$594.79
Total Offering Amounts					$3,885,000		$594.79
Total Fee Offsets							$0.00
Net Fee Due							$594.79

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of the registrant's common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)

Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.37 per share, which is the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on April 7, 2025.